Company Contact: Donald A. French

Treasurer

UQM Technologies, Inc. (303) 278-2002

UQM TECHNOLOGIES ANNOUNCES COMPLETION

OF SECONDARY OFFERING OF $2.4 MILLION

FOR IMMEDIATE RELEASE: 04-21

FREDERICK, COLORADO, October 16, 2003…UQM TECHNOLOGIES, INC. (AMEX:UQM), a developer of alternative energy technologies, announced today that it has completed a secondary offering of 720,000 shares of common stock to institutional investors in North America and Europe. On September 26, 2003 the Company filed a preliminary prospectus for the sale of 600,000 shares of common stock, however, due to demand, the offering was expanded to 720,000 shares of common stock. Net cash proceeds to the Company, after deducting expenses of the offering, will be approximately $2.2 million. I-Bankers Securities, Inc. will be serving as underwriter for the offering. The transaction is expected to close October 20, 2003.

Commenting on the transaction, Donald A. French, UQM Technologies’ Treasurer and Chief Financial Officer said, "We are pleased to expand our global base of institutional shareholders through this equity transaction. Cash proceeds from the transaction are expected to be used for general corporate purposes including the funding of future growth."

A copy of the prospectus supplement and prospectus relating to the offering may be obtained from the underwriter at 3340 Indian Creek Court, Fort Worth, Texas 76180.

This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

UQM Technologies, Inc. is a developer and manufacturer of power dense, high efficiency electric motors, generators and power electronic controllers for the automotive, aerospace, telecommunications, medical, military and industrial markets. A major emphasis of the Company is developing products for the alternative energy technologies sector including power systems for electric, hybrid electric and fuel cell electric vehicles, 42-volt under-the-hood power accessories and other vehicle auxiliaries and distributed power generation applications. The Company's headquarters, engineering and product development center and motor manufacturing operation are located in Frederick, Colorado. Its electronic products manufacturing facility is located in St. Charles, Missouri. For more information on the Company, please visit its worldwide website at www.uqm.com.

This press release contains statements that constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this press release and include statements regarding our plans, beliefs or current expectations, including those plans, beliefs and expectations of our officers and directors with respect to, among other things, the development of markets for our products. Important risk factors that could cause actual results to differ from those contained in the forward-looking statements include our ability to be profitable, our ability to obtain additional financing, our reliance on major customers and suppliers, our ability to commercialize our products, our ability to manage growth and the possibility that product liability insurance may become unavailable to us.